Exhibit 99.1

Innkeepers Reaches Settlement with Cerberus and Chatham Lodging to Acquire Innkeepers Hotels for Approximately $1 Billion

—Purchase Price is Approximately $75 million above Base Bid for the Properties —Plan of Reorganization Preserved

NEW YORK, Oct. 19, 2011 /PRNewswire via COMTEX/ — Innkeepers USA Trust and its affiliates (“Innkeepers”) today announced that they have reached an updated agreement with Cerberus Series Four Holdings, LLC, Chatham Lodging Trust and other related parties that is supported by Innkeepers’ constituents and clears the way for the sale of 64 Innkeepers hotels to a Cerberus-Chatham joint venture for approximately $1.02 billion.

The sales price yields an increase in value of approximately $75 million to creditors when compared to the baseline bid established for the May 2011 auction. Moreover, the settlement can be effectuated through consensual modifications to the existing Plan of Reorganization (“Plan”) confirmed by the U.S. Bankruptcy Court in June 2011, which will allow the Company to exit from Chapter 11 as planned.

“We are very pleased with this outcome,” said Innkeepers’ Chief Restructuring Officer, Marc A. Beilinson. “The updated agreement provides a significant cash premium to the original stalking horse bid and a meaningful return to our creditors, and it allows us to move ahead with a timely exit from Chapter 11.”

With the exception of Midland Loan Services and Lehman ALI Inc., both of which support the terms of the deal and have agreed to their treatment under the modified Plan, all of Innkeepers’ unsecured creditors and equity holders will continue to receive the same treatment they were promised under the confirmed Plan in June. The revised agreement is subject to Court approval.

The fixed-rate debt, serviced by Midland, will be modified to the new amount of approximately $675 million. Lehman, the holder of the floating-rate mortgages, will receive a cash payment of approximately $224 million on account of its claims.

Beilinson noted that throughout its restructuring process, Innkeepers has maintained normal business operations at all of its properties, including completing substantial work on the property improvement plans required by franchisors on time and under budget, as well as successfully maintaining its supportive relationships with its franchisors.

“Chatham and Cerberus are excited about owning this valuable portfolio and look forward to creating significant value for their shareholders and investors,” said Jeff Fisher, Chatham’s Chief Executive Officer.

Kirkland & Ellis LLP is Innkeepers’ restructuring counsel and Moelis & Company LLC is its financial advisor. Alix Partners provides restructuring services to Innkeepers. Marc Beilinson is a principal at Beilinson Advisory Group.

Copies of the settlement and other court documents are available at http://www.omnimgt.com/innkeepers/ .